EXHIBIT 4.6
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                        TERMS OF SERIES M PREFERRED STOCK

                  Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as its 4% Series M Convertible Preferred Stock (the "Series M Preferred Stock") and the number of shares so designated shall be 25,600 (which shall not be subject to increase without the consent of the holders of the Series M Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Series M Preferred Stock shall have a par value of $.01 per share and a stated value equal to the sum of $100 plus all unpaid and accrued dividends to the date of determination to the extent not previously paid in cash in accordance with the terms hereof (the "Stated Value").

                  Section 2.        Dividends.
                                    ---------

                  (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 4% per annum, payable on each Conversion Date (as defined herein) for such share, in cash or by accretion of the Stated Value. Subject to the terms and conditions herein, the decision whether to accrete dividends hereunder to the Stated Value or to pay for dividends in cash shall be at the discretion of the Company. The Company shall provide the Holders written notice of its intention to accrete dividends hereunder to the Stated Value or pay dividends in cash not less than ten days prior to each Conversion Date for so long as shares of Series M Preferred Stock are outstanding (the Company may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Failure to timely provide such written notice shall be deemed (if permitted hereunder) an election by the Company to accrete dividends hereunder to the Stated Value. Dividends on the Series M Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 8), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Series M Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Series M Preferred Stock held by each Holder. Any dividends to be paid in cash hereunder that are not paid within three Trading Days (as defined in Section 8) following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

                  (b) Notwithstanding anything to the contrary contained herein, the Company must pay dividends in cash if:

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                           (i) the number of shares of Common Stock (as defined
in Section 8) at the time authorized, unissued and unreserved for all purposes is insufficient to accrete such dividends to the Stated Value to permit conversion in full of all outstanding Stated Value;

                           (ii) after the Dividend Effectiveness Date (as
defined in Section 8), Underlying Shares (as defined in Section 8) (x) are not registered for resale pursuant to an effective Underlying Shares Registration Statement (as defined in Section 8) and (y) may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act (as defined in Section 8), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the applicable Holder and such transfer agent;

                           (iii) the Common Stock is not then eligible for
quotation on the OTC Bulletin Board (the "OTC") or listed for trading on the Nasdaq National Market, the New York Stock Exchange, the American Stock Exchange or the Nasdaq SmallCap Market (each, a "Subsequent Market"); or

                           (iv) the accretion of such dividends to the Stated
Value and subsequent conversions of all then outstanding Stated Value would result in a violation of any rules and regulations governing any Subsequent Market on which the Common Stock is then listed or quoted for trading.

                  (c) So long as any Series M Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 8), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Company at such times when the Company is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series M Preferred Stock.

                  Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series M Preferred Stock shall have no voting rights. However, so long as any shares of Series M Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of a majority of the shares of the Series M Preferred Stock then outstanding,
(a) alter or change adversely the powers, preferences or rights given to the Series M Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to the Series M Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, (d) increase the authorized number of shares of Series M Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

                  Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share

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of Series M Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Change of Control (as defined in Section 8) shall not be treated as a Liquidation, but instead shall be subject to the provisions of Sections 5 and 7. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

                  Section 5.        Conversion.
                                    ----------

                  (a)(i) Conversions at Option of Holder. Each share of Series M Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section (a)(ii)) at the Conversion Ratio (as defined in
Section 8), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Series M Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Series M Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder. If the Holder is converting less than all shares of Series M Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate representing the number of shares of Series M Preferred Stock as have not been converted.

                           (ii) Certain Conversion Restrictions.

                           (A) A Holder may not convert shares of Series M
Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 8) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Series M Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Series M Preferred Stock are convertible shall be the responsibility

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and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Series M Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Series M Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 5(b) and, at the option of the Holder, either retain shares of Series M Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Series M Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                           (B) A Holder may not convert shares of Series M
Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Series M Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Company the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 9.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Series M Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Series M Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Series M Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 5(b) and, at the option of the Holder, either retain shares of Series M Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Series M Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

                  (b)(i) Not later than three Trading Days after each Conversion Date, the Company will deliver to the Holder (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series M Preferred Stock, (B) one or more certificates representing the number of shares of Series M Preferred Stock not converted and (C) a bank check in the amount of accrued and unpaid

                                       -4-
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dividends (if the Company has elected or is required to pay accrued dividends in cash). Notwithstanding the foregoing or anything to the contrary contained herein, the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series M Preferred Stock until one Trading Day after certificates evidencing such shares of Series M Preferred Stock are delivered for conversion to the Company, or the Holder of such Series M Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series M
Preferred Stock tendered for conversion.

                  (ii) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the third Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each Trading Day after such third Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

                  (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the third Trading Day after the Conversion Date, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Company shall (A) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation and (B) at the option of the Holder, either return the shares of Series M Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its conversion and delivery obligations under Section 5(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series M Preferred Stock with respect to which the market price of the Underlying Shares on the date of conversion totaled $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating

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the amounts payable to the Holder in respect of the Buy-In. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series M Preferred Stock as required pursuant to the terms hereof. Notwithstanding anything herein to the contrary, upon receipt of payment pursuant to this Section 5(b)(iii) in connection with a particular conversion, a Holder shall not be entitled to receive payment pursuant to Section 5(b)(ii) in connection with such conversion.

                  (c)(i) The conversion price for each share of Series M Preferred Stock in effect on any Conversion Date (the "Conversion Price") shall be 80% of the average of the three lowest Per Share Market Values during the period of five consecutive Trading Days preceding the applicable Conversion Date (which may include Trading Days prior to the Original Issue Date), provided, that such five Trading Day period shall be extended for the number of Trading Days during such period in which (A) trading in the Common Stock is suspended by OTC or a Subsequent Market on which the Common Stock is then listed, or (B) after the date declared effective by the Commission, the Underlying Shares Registration Statement is either not effective, or the Prospectus included in the Underlying Shares Registration Statement may not be used by the Holder for the resale of Underlying Shares.

                           (ii)     [Intentionally Left Blank].

                           (iii) If the Company, at any time while any shares of
Series M Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then each Holder shall receive such rights, warrants or options in an amount equal to such amount which would have been distributed to such Holder had such Holder, on the date of such issuance, converted all of the shares of Series M Preferred Stock then held by it into shares of Common Stock.

                           (iv)      [Intentionally Left Blank].

                           (v) If the Company, at any time while shares of
Series M Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Section 5(c)(iii) above), then in each such case each Holder shall receive such assets, rights or warrants in an amount equal to such amount which would have been distributed to such Holder had such Holder, on the date of such distribution, converted all of the shares of Series M Preferred Stock then held by it into shares of Common Stock.

                           (vi) All calculations under this Section 5 shall be
made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

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                           (vii)    [Intentionally Left Blank].

                           (viii) In case of any reclassification of the Common
Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Series M Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Series M Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Company into which such shares of Series M Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

                           (ix) In case of any (1) merger or consolidation of
the Company with or into another Person, or (2) sale by the Company of more than one-half of the assets of the Company (on an as valued basis) in one or a series of related transactions, a Holder shall have the right thereafter to (A) convert its shares of Series M Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Series M Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (B) in the case of a merger or consolidation, (x) require the surviving entity to issue shares of convertible preferred stock or convertible debentures with such aggregate stated value or in such face amount, as the case may be, equal to the Stated Value of the shares of Series M Preferred Stock then held by such Holder, plus all accrued and unpaid dividends and other amounts owing thereon, which newly issued shares of preferred stock or debentures shall have terms identical (including with respect to conversion) to the terms of the Series M Preferred Stock (except, in the case of debentures, as may be required to reflect the differences between debt and equity) and shall be entitled to all of the rights and privileges of a Holder of Series M Preferred Stock set forth herein and the agreements pursuant to which the Series M Preferred Stock was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible preferred stock or convertible debentures, shall have the right to convert such instrument only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger or consolidation. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction, the Conversion Ratio immediately prior to the effectiveness or closing date for such transaction and the Conversion Price stated herein. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

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The rights set forth in this Section 5(c)(ix) shall not alter the rights of a
Holder set forth in Section 7, provided, that, a Holder may only exercise the rights set forth in this Section 5(c)(ix) or the rights set forth in Section 7 with respect to a single event giving rise to such rights.

                           (x) If (a) the Company shall declare a dividend (or
any other distribution) on the Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Company shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall notify the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Series M Preferred Stock during the 30-day period commencing the date of such notice to the effective date of the event triggering such notice.

                  (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Series M Preferred Stock and payment of dividends on Series M Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Series M Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

                  (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Company shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

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                  (f) The issuance of certificates for Common Stock on
conversion of Series M Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series M Preferred Stock so converted.

                  (g) Shares of Series M Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

                  (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Series M Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Financial Officer of the Company addressed to 1000 Winter Street, 2700 Suite, Waltham, MA 02451, Facsimile No.: (781) 900-0118, or to such other address or facsimile number as shall be specified in writing by the Company for such purpose. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of
(i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date,
(iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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                  Section 6.        Optional Redemption.
                                    -------------------

                  (a) Subject to the provisions of this Section 6, from and after the Original Issue Date, the Company shall have the right, upon 10 calendar days' notice (an "Optional Redemption Notice"and the date such Optional Redemption Notice is received by a Holder, an "Optional Redemption Date") to the Holders, to redeem, from funds available to the Company pursuant to a financing entered into the between the Company and the Holders subsequent to the Original Issue Date in accordance with the term sheet between the Company and the original Holders, dated May 26, 2000, all or any portion of the shares of Series M Preferred Stock which have not previously been redeemed or for which Conversion Notices shall not have been delivered, at a price equal to the Optional Redemption Price (as defined in Section 8). The Company may only deliver an Optional Redemption Notice if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is sufficient to satisfy the Company's conversion obligations of all shares of Series M Preferred Stock then outstanding, (ii) the Underlying Shares then outstanding are registered for resale pursuant to an effective Underlying Shares Registration Statement pursuant to which the Holders are permitted to sell Underlying Shares or the Underlying Shares may be resold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, and
(iii) the Common Stock is listed for trading on the OTC or on a Subsequent Market. In order for an Optional Redemption Date to remain in effect subsequent to the Optional Redemption Notice, each of clauses (i) - (iii) of the immediately preceding sentence must be true during the entire 10 calendar days between an Optional Redemption Date and the date of payment of the Optional Redemption Notice. The entire Optional Redemption Price shall be paid in cash. A Holder may convert (and the Company shall honor such conversions in accordance with the terms hereof) any or all of the shares of Series M Preferred Stock subject to an Optional Redemption Notice delivered for conversion on or prior to the 10th calendar day following the Optional Redemption Date.

                  (b) Failure by the Company to pay any portion of the Optional Redemption Price by the 10th calendar day following an Optional Redemption Date shall, at the option of the Holder subject thereto, result in the invalidation ab initio of the unpaid portion of such optional redemption, and, notwithstanding anything herein to the contrary, the Company shall thereafter have no further rights to optionally redeem any shares of Series M Preferred Stock. In such event, the Company shall, at the option of the Holder, either,
(i) not later than three Trading Days from receipt of Holder's request for such election, return to the Holder all of the shares of Series M Preferred Stock for which such Optional Redemption Price has not been paid in full (the "Unpaid Redemption Shares") or (ii) convert all or any portion of the Unpaid Redemption Shares in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the date the Optional Redemption Price was originally due and the Per Share Market Value as of the Holder's written demand for conversion. If the Holder elects option (ii) above, the Company shall within three Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto.

         Section 7.        Redemption Upon Triggering Events.
                           ---------------------------------

                  (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), have the right, exercisable at the sole option of such Holder, to require the Company to redeem all or a portion of the Series M Preferred Stock then held by such Holder for a redemption price, in cash, equal to the sum of (i) the Mandatory Redemption Amount (as defined in Section 8) plus (ii) the product of
(A) the number of Underlying Shares issued in respect of conversions hereunder and then held by the Holder and (B) the Per Share Market Value on the date such redemption is demanded or the date the redemption price hereunder is paid in full, whichever is greater (such sum, the "Redemption Price"). The Redemption Price shall be due and payable within five Trading Days of the date on which the notice for the payment therefor is provided by a Holder. If the Company fails to pay the Redemption Price hereunder in full pursuant to this Section on the date such amount is due in accordance with this Section, the Company will pay interest thereon at a rate of 18% per annum (or the lesser amount permitted by applicable law), accruing daily from such date until the Redemption Price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Series M Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof.

                  A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

                           (i) the failure of an Underlying Shares Registration
Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date;

                           (ii) if, during the Effectiveness Period, the
effectiveness of the Underlying Shares Registration Statement lapses for any reason for more than an aggregate of 15 Trading Days (which need not be consecutive Trading Days), or the Holder shall not be permitted to resell Registrable Securities under the Underlying Shares Registration Statement for more than an aggregate of 15 Trading Days (which need not be consecutive Trading
Days);

                           (iii) the Common Stock is not then eligible for
quotation on the OTC or listed for trading on Subsequent Market at the voluntary approval of the Company;

                           (iv) the Company shall fail for any reason to deliver
certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the tenth Trading Day after the Conversion Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any shares of Series M Preferred Stock in accordance with the terms hereof;

                           (v) the Company shall be a party to any Change of
Control Transaction, shall agree to sell (in one or a series of related transactions) more than 75% of its assets or shall redeem more than a de minimis number of Common Stock or other Junior Securities (other than redemptions of Underlying Shares);

                           (vi) an Event (as defined in the Registration Rights
Agreement) shall not have been cured to the satisfaction of the Holders prior to the expiration of 60 days from the Event Date (as defined in the Registration Rights Agreement) relating thereto (other than an Event resulting from a failure of an Underlying Shares Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date, which shall be covered by Section 7(a)(i));

                           (vii) the Company shall fail for any reason to pay in
full the amount of cash due pursuant to a Buy-In within seven Business Days after notice therefor is delivered hereunder or shall fail to pay all amounts owed on account of an Event within seven Business Days of the date due);

                           (viii) the Company shall fail to have available a
sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder; or

                           (ix) the Company shall fail to observe or perform any
other covenant, agreement or warranty contained in, or otherwise commit any breach of the Transaction Documents (as defined in Section 8) that shall reasonably be determined to be within the control of the Company, and such failure or breach shall not, if subject to the possibility of a cure by the Company, have been remedied within ten Business Days after the date on which written notice of such failure or breach shall have been given.

                           Section 8. Definitions. For the purposes hereof, the
following terms shall have the following meanings:

                  "Change of Control Transaction" means the occurrence of any of
(i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company that it is approved by the board of directors of the Company, (ii) a replacement at one time or over time of more than one-half of the members of the Company's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of the Company with or into another entity that is not wholly-owned by the Company, consolidation or sale of 75% or more of the assets of the Company in one or a series of related transactions, or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means the Company's common stock, $.01 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value and the denominator of which is the Conversion Price at such time.

                  "Dividend Effectiveness Date" means the earlier to occur of
(x) the Effectiveness Date (as defined in the Registration Rights Agreement) and
(y) the date that an Underlying Shares Registration Statement is declared effective by the Commission.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Junior Securities" means the Common Stock and all other equity securities of the Company other than: (i) those securities that are outstanding on the Original Issue Date and which are explicitly senior in rights or liquidation preference to the Series M Preferred Stock and (ii) all series of the Company's preferred stock which are outstanding on the Original Issue Date.

                  "Mandatory Redemption Amount" for each share of Series M Preferred Stock means the sum of (i) the greater of (A) 120% of the Stated Value and (B) the product of (a) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or (y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (b) the Conversion Ratio calculated on the date of the Triggering Event, or the Conversion Date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such share of Series M Preferred Stock.

                  "Optional Redemption Price " shall be the sum of (i) (1) if the Optional Redemption Date occurs between the Original Issue Date and 120th day following the Original Issue Date, 105% of the Stated Value of the shares of Series M Preferred Stock to be redeemed (pursuant to Section 6), (2) if the Optional Redemption Date occurs between the 121st day and the 180th day following the Original Issue Date, 107.5% of the Stated Value of the shares of Series M Preferred Stock to be redeemed (pursuant to Section 6), or (3) if the Optional Redemption Date occurs at any time after the 181st day following the Original Issue Date, 110% of the Stated Value of the shares of Series M Preferred Stock to be redeemed (pursuant to Section 6), and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Series M Preferred Stock.

                  "Original Issue Date" shall mean the date of the first issuance of any shares of the Series M Preferred Stock regardless of the number of transfers of any particular shares of Series M Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series M Preferred Stock.

                  "Per Share Market Value" means on any particular date (a) the closing bid price per share of Common Stock on such date on the Subsequent Market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing bid price on the Subsequent Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on a Subsequent Market, the closing bid price for a shares of Common Stock in the

OTC, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of Series M Preferred Stock.

                  "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                  "Purchase Agreement" means the Convertible Series M Preferred Stock Purchase Agreement, dated as of the Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

                  "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, to which the Company and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Trading Day" means (a) a day on which the Common Stock is traded on a Subsequent Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC, or (c) if the Common Stock is not quoted on the OTC, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                  "Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

                  "Underlying Shares" means, collectively, the shares of Common Stock into which the shares of Series M Preferred Stock are convertible in accordance with the terms hereof.

                  "Underlying Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Underlying Shares by the Holder, who shall be named as a "selling stockholder" thereunder.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Series M Preferred Stock)

The undersigned hereby elects to convert the number of shares of 4% Series M Convertible Preferred Stock indicated below, into shares of common stock, $.01 par value per share (the "Common Stock"), of DynaGen, Inc., a Delaware corporation (the "Company"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                              Date to Effect Conversion

                              Number of shares of Series M Preferred Stock to be Converted


                              Stated Value of shares of Series M Preferred Stock to be Converted


                              Number of shares of Common Stock to be Issued

                              Applicable Conversion Price

                              [ ] Check this box if resales of the shares of Common Stock to be issued hereunder will not be made pursuant to the Underlying Shares Registration Statement in which case such shares shall contain a restrictive legend pursuant to the Purchase Agreement. Unless this box is checked, the undersigned will deliver a prospectus in connection with sales of such shares.

                              Signature

                              Name

                              Address


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